                                                                      EXHIBIT 11


                         CENTRAL GARDEN & PET COMPANY

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     FISCAL YEAR          FISCAL YEAR         NINE-MONTH
                                                                       ENDED                ENDED            PERIOD ENDED
                                                                     SEPTEMBER 27,        SEPTEMBER 28,      SEPTEMBER 30,
                                                                        1997                 1996                1995
                                                                     -------------        -------------      -------------
FULLY DILUTED EARNINGS PER SHARE
      Net Income                                                       $17,603              $ 8,448             $  1,079
      Stock Dividend payment                                               (45)                 (45)                  --
      Interest charges on convertible
                    notes - net of tax                                   3,730                   --                   --
                                                                       -------             --------             --------
                                  Total                                $21,288             $  8,403             $  1,079
                                                                       =======             ========             ========

      Fully diluted shares
                    Common and Common equivalent
                                  shares outstanding                    16,405               11,904                6,050
                    Convertible notes - dilutive                         3,565                   --
                                                                       -------             --------             --------
                                  Total                                 19,970               11,904                6,050
                                                                       =======             ========             ========


      Fully diluted earnings per share                                 $  1.07             $   0.71             $   0.18
                                                                       =======             ========             ========

PRIMARY EARNINGS PER SHARE

      Net Income                                                      $ 17,603              $ 8,448             $  1,079
      Stock Dividend payment                                               (45)                 (45)                  --
                                                                       -------             --------             --------
                                  Total                               $ 17,558              $ 8,403             $  1,079
                                                                      ========              =======             ========

      Primary shares
                    Common and Common equivalent
                                  shares outstanding                    16,293               11,702                5,943
                                                                      ========              =======             ========

      Primary earnings per share                                      $   1.08              $  0.72             $   0.18
                                                                      ========              ========            ========

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